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TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/19/2006	PANAMSAT CORP	1,010,000,000	2,600,000	Deutsche Bank Securities Lehman Brothers Citigroup Credit Suisse Bear Stearns Goldman Sachs Merrill Lynch BNP Paribas JP Morgan RBS Greenwich Capital
8/3/2006	FORD MOTOR CREDIT	2,250,000,000	1,500,000	BNP Paribas Merrill Lynch UBS Securities BNY Captial Markets Comerica Securities Dresdner Kleinwort Wasserstein Secs
10/5/2006	PEABODY ENERGY	650,000,000	4,530,000

Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., BNP Paribas Securities Corp, Calyon Securities (USA) Inc., HSBC Securities (USA) Inc., Greenwich Capital Markets, Inc., ABN AMRO Incorporated, BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC, PNC Capital Markets LLC, Wells Fargo Securities, LLC

BLACKROCK Senior High Income Portfolio, Inc.

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11/1/2006	IDEARC INC	2,850,000	1,960,000

J.P. Morgan Securities Inc.; Bear, Stearns & Co. Inc.; Banc of America Securities LLC; Barclays Capital Inc.; Citigroup Global Markets Inc.; ABN AMRO Incorporated; Credit Suisse Securities (USA) LLC; Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. Incorporated; Greenwich Capital Markets, Inc.; Lehman Brothers Inc.; Mitsubishi UFJ Securities International plc; RBC Capital Markets Corporation; UBS Securities LLC; Wachovia Capital Markets, LLC

11/30/2006	UNITED AUTO GROUP	3,250,000	750,000	JPMorgan; Banc of America Securities LLC; Merrill Lynch & Co.; Wachovia Securities
12/4/2006	UNITED AUTO GROUP	50,000,000	240,000	JPMorgan; Banc of America Securities LLC; Merrill Lynch & Co.; Wachovia Securities
12/11/2006	FORD MOTOR CREDIT 345397VC4	1,500,000	1,640,000	Deutsche Bank Securities; Goldman, Sachs & Co.; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley
12/11/2006	FORD MOTOR CREDIT 345397VD2	1,500,000	2,240,000	Deutsche Bank Securities; Goldman, Sachs & Co.; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley
12/13/2006	NAVIOS MARITIME HOLDINGS	300,000,000	1,000,000	Merrill Lynch, Pierce, Fenner & Smith Incorporated; J.P. Morgan Securities Inc.; Banc of America Securities LLC; S. Goldman Advisors LLC

BLACKROCK Senior High Income Portfolio, Inc.

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1/9/2007	INTELSTAT	600,000,000	450,000	Deutsche Bank Securities; Lehman Brothers; Citigroup; Credit Suisse; Bear, Stearns & Co. Inc.; Goldman, Sachs & Co.; Merrill Lynch & Co.; BNP Paribas; JPMorgan; RBS Greenwich Capital
1/17/2007	ARMARK CORPORATION	500,000,000	1,000,000

JPMorgan; Goldman, Sachs & Co.; Citigroup; Barclays Capital; Wachovia Securities; Calyon Securities (USA); GE Capital Markets, Inc.; HVB Capital Markets; Mitsubishi UFJ Securities; Mizuho International plc; NatCity Investments, Inc.; PNC Capital Markets LLC; Rabo Securities USA, Inc.; RBS Greenwich Capital

3/14/2007	FREEPORT-MCMORAN 35671DAT2	1,000,000	5,430,000

J.P. Morgan Securities Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; HSBC Securities (USA) Inc.; Scotia Capital (USA) Inc.; UBS Securities LLC; ANZ Securities, Inc.; BNP Paribas Securities Corp.; Calyon Securities (USA) Inc.; Daiwa Securities SMBC Europe Limited; Greenwich Capital Markets, Inc.; HVB Capital Markets, Inc.; ING Financial Markets LLC; Mitsubishi UFJ Securities International plc; Mizuho Securities USA, Inc.; Natexis Bleichroeder Inc.; RBC Capital Markets Corporation; SG Americas Securities, LLC; Standard Chartered Bank; WestLB AG, London Branch